June 1, 2006
Goldman Sachs Trust
71 South Wacker Drive
Suite 500
Chicago, Illinois 60606
Dear Sir or Madam:
     We have acted as counsel for Goldman Sachs Trust (the “Trust”), a Delaware statutory trust, in connection with the proposed acquisition by the Goldman Sachs International Equity Fund and the Goldman Sachs Structured U.S. Equity Fund (the “Acquiring Goldman Portfolios”) of the assets and liabilities of the Goldman Sachs European Equity Fund and the Goldman Sachs Research Select Fund (the “Transferor Goldman Portfolios”), respectively. As part of the acquisition, shareholders of the respective share class of the Transferor Goldman Portfolios will receive shares of the corresponding share classes of the Acquiring Goldman Portfolios as set forth below:

Transferor Goldman Portfolios	Acquiring Goldman Portfolios
Goldman Sachs European Equity Fund	Goldman Sachs International Equity Fund
Class A Shares	Class A Shares
Class B Shares	Class B Shares
Class C Shares	Class C Shares
Institutional Shares	Institutional Shares
Service Shares	Service Shares

Goldman Sachs Research Select Fund	Goldman Sachs Structured U.S. Equity Fund
Class A Shares	Class A Shares
Class B Shares	Class B Shares
Class C Shares	Class C Shares
Institutional Shares	Institutional Shares
Service Shares	Service Shares
The aforementioned proposed acquisition is referred to herein as the “Reorganization.”
     This opinion relates to shares of beneficial interest of the Trust (the “Shares”) (par value $0.001 per Share) to be issued in the Reorganization, and is furnished in connection with the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”).
     In rendering the opinion hereinafter set forth, we have considered such legal and factual matters as we have deemed necessary and have assumed that: (i) all documents submitted to us as originals are authentic, the signatures thereon are genuine and the persons signing the same were of legal capacity; (ii) all documents submitted to us as certified or photostatic copies conform to the original documents and that such originals are authentic; and (iii) all certificates of public officials upon which we have relied have been duly and properly given and that any public records reviewed by us are complete and accurate.
     This opinion is based exclusively on the laws of the State of Delaware.
     The Plan of Reorganization described in the Registration Statement (the “Plan”) was approved by the Trust’s Board of Trustees and executed by duly authorized officers of the Trust. On the basis of and subject to the foregoing, we are of the opinion that upon the prior satisfaction of the conditions contained in the Plan, the Shares, when issued pursuant to the Plan and in the manner referred to in the Registration Statement, will be validly issued, fully paid and non-assessable by the Trust, and that the holders of the Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Trust). Pursuant to Section 2 of Article VIII of the Trust’s Agreement and Declaration of Trust, the Trustees have the power to cause shareholders, or shareholders of a particular series or class, to pay certain custodian, transfer, servicing or similar agent charges by setting off the same against declared but unpaid dividends or by reducing share ownership (or by both means).
     This opinion is solely for the use of the Trust and may not be referred to or used for any other purpose or relied on by any other persons without our prior written approval. This opinion is limited to the matters set forth in this letter and no other opinions should be inferred beyond the matters expressly stated.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under section 7 of the Securities Act of 1933, and in so consenting we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under section 7 or under the rules and regulations of the Securities and Exchange Commission issued thereunder.
Very truly yours,
/s/ Drinker Biddle & Reath LLP
DRINKER BIDDLE & REATH LLP